EXHIBIT 99.1

                                  Risk Factors

     You should consider the following risks carefully in evaluating us and our business before making an investment decision. The risks described below are not the only risks we face. Additional risks may also impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have been forced to take significant write-offs and may be forced to do so again in the future.

     We account for our long-term contracts using the "percentage of completion" method. Under this method, we recognize revenues as costs are incurred under our contracts, measured by the percentage of actual costs incurred to date against estimated total costs. Under our commercial contracts, we do not receive cash payments until our products are shipped to our customers. Accordingly, we may recognize revenues even though we have not received any actual payment. We therefore bear the risk that one of our contracts will be terminated after we have expended substantial sums of money on production but prior to our delivery. In 1998, we were forced to take a write-off of approximately $11,850,000 due to such a cancellation. There can be no assurance that this will not happen again to us in the future. If we are forced to take another substantial write-off, our results of operations will be materially adversely affected.

Possible Delisting of Securities from Nasdaq System

     The Company's Common Stock is listed on the Nasdaq SmallCap Market ("Nasdaq"). In March 1999, the Company received a letter from Nasdaq that the Company must demonstrate compliance with the $1.00 minimum bid price. In June 1999, the Company had a 1 for 3 reverse stock split and the company's stock has since exceeded the minimum bid price. If the Company fails to meet any maintenance criteria to be listed on Nasdaq, the Company's Common Stock may be delisted from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share,




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subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities.

Our credit agreement contains restrictive covenants which may adversely affect us.

     Our credit agreement contains restrictive covenants which, among other things, restrict us from:

        o         incurring additional indebtedness;
        o         incurring liens;
        o         paying dividends;
        o         making certain other restricted payments or investments;
        o         consummating certain asset sales;
        o         entering into certain transactions with affiliates; and
        o         merging or consolidating with another entity.

The credit agreement also requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet such financial ratios and tests may be affected by events beyond our control. We cannot assure that we will meet such tests. A breach of any of these covenants could result in an event of default under the credit agreement. If such an event of default occurs, the lenders could accelerate our indebtedness to them under the credit agreement. We cannot assure you that our assets would be sufficient to repay our indebtedness in full.

The markets we operate in are highly competitive.

     We derive all of our sales and operating income from the services and parts we provide to our customers in the aviation industry. The aviation industry has historically been characterized by intense competition. We compete with a large number of foreign and domestic manufacturing companies including Northrop Grumman Corporation, Aeronca, Inc., Shin-Meiwa and other subcontractors throughout the world. Many of these companies have far greater financial and other resources and more established reputations than we do. There can be no assurance that our services and products will successfully compete with the services and products of these companies. Competitive factors that effect our business include:

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        o         price and quality;
        o         development and production capabilities;
        o         customer service; and
        o         industry experience.

If we are unable to compete effectively in several of these areas, our financial condition and results of operations will be adversely affected.

Risks of Acquisitions

     The Company's strategy involves the acquisition and integration of additional companies' products, technologies and personnel. The Company has limited experience in acquiring outside businesses. Acquisition of businesses requires substantial time and attention of management personnel and may require also additional equity or debt financings. Further, integration of newly established or acquired businesses is often disruptive. Since the Company may in the future acquire additional businesses, there can be no assurance that the Company will identify appropriate targets, will acquire such businesses on favorable terms, or will be able to successfully integrate such organizations into its business. Failure to do so could materially adversely affect the Company's business, financial condition and results of operations.

Our results could be adversely affected by the potential loss or delay of our government contracts.

     Our business consisted of 76.8% and 39.9% of U.S. Government contracts in 1999 and 1998, respectively. As a Government contractor, we are routinely subject to audits, reviews and investigations by the Government related to our negotiation and performance of Government contracts and our accounting for such contracts. Under certain circumstances, a contractor can be suspended or debarred from eligibility for Government contract awards. The Government may, in certain cases, also terminate existing contracts, recover damages and impose other sanctions and penalties. The loss of any of our contracts with the Government could have a materially adverse effect on us. Recent U.S. budget constraints, combined with a shift in the nation's security objectives, have resulted in a downsizing of the U.S. defense industry.

Our revenues are dependent on a limited and highly concentrated number of companies.

     We have three customers who accounted for more than 10% or more of our annual revenue for the fiscal years ended December 31, 1999 and 1998. Our agreements with these customers are subject to termination at will, in whole or in part, at the convenience of the customer. Although the contracts often require payment to us for the work we have already performed through the termination date, the loss of business from one or more of these customers

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or any future customers of similar size could have a material adverse effect on our results of operations or financial condition.

We are subject to strict governmental regulations relating to the environment and aircraft components.

     We are required to comply with extensive and frequently changing environmental regulations at the federal, state and local levels. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. This extensive regulatory framework imposes significant compliance burdens and risks on us and, as a result, substantially affects our operational costs. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances. Our operations require the use of a limited amount of chemicals and other materials for painting and cleaning that are classified under applicable laws as hazardous chemicals and substances. While we believe that we are in substantial compliance with all federal, state and local laws and regulations governing our operations and have obtained all necessary permits required for the operation of our business, there can be no assurance we will be able to comply with all regulations and laws in the future.

     We are also subject to regulation by the FAA under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. The costs of compliance with these requirements are significant. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. The failure on our part to comply with applicable regulations could result in the termination or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

If the contracts associated with our backlog were terminated, our financial condition would be adversely affected.

     Our backlog and bookings are subject to fluctuations and are not necessarily indicative of future revenues. Our backlog is subject to termination at will and rescheduling without a significant penalty. We cannot assure you that our backlog will be completed and booked as revenue. Cancellations of pending contracts or terminations or reductions of contracts in progress

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could have a material adverse effect on our business, financial condition or results of operations.

We currently do not plan to pay cash dividends on our shares.

     We have never declared or paid any cash dividends on our common stock, nor do we intend on doing so in the future. The payment of dividends, if any, in the future is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements and financial condition as well as other relevant factors. In addition, our credit agreement with Chase Manhattan Bank and Mellon Bank provide that we may not declare or pay dividends on our common stock so long as any amounts are owing to the lenders.

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